Exhibit 3.3

The Companies Ordinance

Chapter 22

Company Limited by Shares

Memorandum of Association

Of

Kitov Pharmaceuticals Holdings Ltd.

כיטוב פארמה החזקות בע"מ

1.	The name of the Company is:

In Hebrew:	כיטוב פארמה החזקות בע"מ
In English:	Kitov Pharmaceuticals Holdings Ltd.

2.	The object for which the Company is established: To engage in any legal activity.

3.	The liability of the members is limited.

4.	The share capital of the Company is 500,000,000 ordinary shares of no par value each.

Any of the share in the capital of the Company for the tine being may be issued with or subject to any preferential, defered or other special rights, priviliges, conditions or restrictiosn whetehr in regard to dividend, voting, return of capital or otherwise.

All of any of the rights or privileges of the ordinary shares or any of the other classof shares for the time being forming part of the capital of the Company may be varied with such consent of sanction as provided by the articles of association for the time being of the Company but not further or otherwise.